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                                                                     EXHIBIT 3.2


                      RESTATED ARTICLES OF INCORPORATION OF
                    CARDIODYNAMICS INTERNATIONAL CORPORATION

      Rhonda F. Pederson and Steve P. Loomis hereby certify that:

      1. They are the President and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

      2. The Articles of Incorporation of this corporation as amended to the date hereof are as follows:

            "ARTICLE ONE: The name of the corporation is: CardioDynamics International Corporation.

            ARTICLE TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

            ARTICLE THREE: This corporation shall have one class of authorized capital stock. The title of such class is Common Stock. The authorized number of shares of Common Stock is 50,000,000.

            ARTICLE FOUR: No director of this Corporation shall be liable for monetary damages in an action by or in the right of the Corporation for breach of a director's duties to this Corporation and its shareholders, as set forth in
Section 309 of the California Corporations Code, provided however that:

            (a) This provision does not eliminate or limit the liability of a director of this Corporation: (i) for acts or omissions that involve intentional misconduct or a knowing or culpable violation of law, (ii) for acts or omissions that a director of this Corporation believes to be contrary to the best interests of this Corporation or its shareholders or that involves the absence of good faith on the part of a director of this Corporation, (iii) or any transaction from which a director of this Corporation derives an improper personal benefit, (iv) for acts or omissions that show a reckless disregard of the director's duty to this Corporation or its shareholders in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to this Corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to this Corporation or its shareholders, (vi) under Section 310 of the California Corporations Code, or (vii) under Section 316 of the California Corporations Code;

            (b) This provision eliminating liability shall not eliminate or limit the ability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.


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            This Corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code."

      3. The foregoing restated Articles of Incorporation have been duly approved and were entitled to be approved by the Board of Directors alone because this certificate does not alter or amend the articles in any respect.

            We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:  October 9, 1997

                                       /s/ Rhonda F. Pederson
                                       -----------------------------------------
                                       Rhonda F. Pederson, President

                                       /s/ Steve P. Loomis
                                       -----------------------------------------
                                       Steve P. Loomis, Secretary


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